UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):   August 5, 2005

                             Del Laboratories, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                1-5439                 13-1953103
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(State or Other Jurisdiction         (Commission            (IRS Employer
      of Incorporation)              File Number)        Identification No.)

726 EAB Plaza; Uniondale, New York                            11556-0726
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         (Address of Principal Executive Offices)             (Zip Code)

Registrant's telephone number, including area code:   (516) 844-2020


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Del Laboratories, Inc. (the "Corporation") entered into an Employment Agreement with Joseph Sinicropi as of July 25, 2005. See Item 5.02 for a description of the material terms of the Employment Agreement.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On August 5, 2005, the Corporation announced that Enzo J. Vialardi, 68, Executive Vice President and Chief Financial Officer, plans to retire effective January 31, 2006. On the same date, the Company announced that Joseph Sinicropi, 51, will assume the role of Executive Vice President and Chief Financial Officer, effective September 1, 2005. Mr. Vialardi will continue with the company to assist with the transition until his retirement date. Most recently, from December 2003 to May 2005, Mr. Sinicropi was Chief Financial Officer of IdeaSphere, Inc., a private company and owner of Twinlab Corporation. From 2001 through 2003, Mr. Sinicropi served as the Chief Financial Officer, and from January 2003 served additionally as the Chief Operating Officer, of Twin Laboratories Inc., which was subsequently acquired by IdeaSphere, Inc. Mr. Sinicropi was the Chief Financial Officer and Secretary of SI Corporation from 1996 to 2001, having joined SI as Chief Accounting Officer in 1995. From 1985 to 1991, Mr. Sinicropi was an accountant with the international accounting firm of Deloitte & Touche LLP and, from 1991 to 1995, was a senior audit manager of the firm.

The Corporation entered into an Employment Agreement dated as of July 25, 2005 with Mr. Sinicropi, pursuant to which Mr. Sinicropi is employed for a two-year term, which is automatically renewed and extended by one day on each day following the beginning of the term. Mr. Sinicropi will be paid an initial base salary of $325,000, and be eligible to receive an annual target bonus of 75% of his base salary pursuant to Del Laboratories, Inc. Annual Incentive Compensation Plan, although the actual award payable to Mr. Sinicropi may vary from 0% to 200% of the target award based upon the achievement of performance goals established by the Corporations' Board of Directors. He will receive a minimum guaranteed bonus of $150,000 for the year 2006. Mr. Sinicropi is entitled to participate in all present and future employee benefit, incentive and retirement plans open to senior executives. The Employment Agreement also provides for Mr. Sinicropi's participation in equity investments in the Limited Liability Company Agreement of DLI Holding LLC, as amended.

Mr. Sinicropi's employment shall terminate on the earlier of (i) his death (ii) his disability (as defined in the agreement) (iii) his termination for cause (as defined in the agreement); (iv) 30 days after written notice delivered to him by the Corporation of his termination without cause (v) his termination for good reason (as defined in his agreement); or (vi) 30 days after written notice of his resignation without good reason. If Mr. Sinicropi's employment terminates for any reason other than cause, he shall be entitled to the following payments:
(i) any earned but unpaid base salary, (ii) any accrued but unused vacation for the year in which the termination occurs, and (iii) any vested amounts under any plan, policy, practice or program in which he participates (collectively, the "Accrued Benefits"). If Mr. Sinicropi's employment terminates due to his death or disability, in addition to the Accrued Benefits, he will be entitled to (i) a pro-rata portion of the annual bonus he would receive under the Corporation's senior executive annual incentive plan for the year in which the termination occurred (the "Pro-rata Bonus"). If his employment is terminated by the Corporation other than for cause or by Mr. Sinicropi for good reason, upon his execution of a release of claims, in addition to the Accrued Benefits, he will be entitled to (i) the Pro-rata Bonus and (ii) continued health insurance for him and his eligible dependents for 24 months. The Agreement contains customary non-competition, non-solicitation and confidentiality provisions.


Item 9.01 (c).    Exhibits.

        10.1 Employment Agreement with Joseph Sinicropi, dated as of July 25, 2005.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   DEL LABORATORIES, INC.
                                                   BY: /S/ ENZO J. VIALARDI
                                                   ------------------------
                                                   Enzo J. Vialardi
                                                   Executive Vice President
                                                   and Chief Financial Officer
       Date:  August 8, 2005